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                                                                     EXHIBIT 8.1

                                                   HUNTON & WILLIAMS LLP
                                                   RIVERFRONT PLAZA, EAST TOWER
                                                   951 EAST BYRD STREET
                                                   RICHMOND, VIRGINIA 23219-4074

                                                   TEL 804 - 788 - 8200
                                                   FAX 804 - 788 - 8218

                                February 15, 2005

Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, Tennessee 38138

                                Equity Inns, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

          We have acted as counsel to Equity Inns, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-117421), filed with the Securities and Exchange Commission ("SEC") on July 16, 2004 (the "Registration Statement"), with respect to the offer and sale of up to $300,000,000 of the common stock, preferred stock, and debt securities of the Company, and the offer and sale pursuant to a prospectus supplement dated February 10, 2006 (the "Placement Prospectus Supplement") filed as part of the Registration Statement of 2,000,000 shares of the 8.0% Series C Cumulative Preferred Stock, par value $0.01 per share, of the Company (the "Series C Preferred Stock), and the offer and sale pursuant to a prospectus supplement dated February 10, 2006 (together with the Placement Prospectus Supplement, the "Prospectus Supplements") filed as part of the Registration Statement of 400,000 shares of the Series C Preferred Stock. You have requested our opinion regarding certain U.S. federal income tax matters.

          The Company, through Equity Inns Partnership, L.P., a Tennessee limited partnership (the "Operating Partnership"), and several subsidiary partnerships (the "Subsidiary Partnerships" and, together with the Operating Partnership, the "Partnerships"), currently owns 125 hotels and associated personal property (the "Hotels"). The Company, or a wholly-owned subsidiary of the Company, owns a 1% general partnership interest, and the Operating Partnership owns a 99% limited partnership interest, in each Subsidiary Partnership. The

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Equity Inns, Inc.
February 15, 2006
Page 2


Partnerships lease all of the Hotels to subsidiaries of Equity Inns TRS Holdings, Inc. (the "TRS Lessee") pursuant to substantially similar operating leases (the "Leases").

          Crossroads Hospitality Company, L.L.C., a subsidiary of Interstate Hotels & Resorts Company, operates and manages forty-six of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Crossroads Management Agreements") with the TRS Lessee. Promus Hotels, Inc. operates and manages fifteen of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Promus Management Agreements") with the TRS Lessee. Each of Caldwell Holding Corp., Wayne Holding Corp., and Oradell Holding Corp., wholly-owned subsidiaries of Prime Hospitality Corp., operates and manages seven, five, and six, respectively, of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Prime Management Agreements") with the TRS Lessee. Finally, each of McKibbon Hotel Management, Inc., Hospitality Group, Inc., Innkeepers Hospitality Management, Inc., Hospitality Specialists, Inc., Gateway Lodging Co., Inc., Wright Hospitality Management, LLC, Paramount Management Associates, LLC, Mississippi Management, Inc., MH Partners, LLC, and Huntington/Andrus S.D. Hotel Development, LLC, third-party independent hotel managers, operates and manages twenty, five, four, four, three, three, two, two, two, and one respectively, of the Hotels leased to the TRS Lessee pursuant to management agreements (together with the Crossroads Management Agreements, the Promus Management Agreements, and the Prime Management Agreements, the "Management Agreements") with the TRS Lessee.

          In connection with the opinions rendered below, we have examined the following:

1. the Company's Charter, as amended and restated;

2. the Company's Bylaws, as amended and restated;

3. the Registration Statement and the prospectus (the "Prospectus") and the Prospectus Supplements contained as part of the Registration Statement;

4. the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated June 25, 1997, among Equity Inns Trust, a Maryland real estate investment trust (the "Trust"), as general partner, and several limited partners, as amended by Amendment No. 1 and Amendment No. 2 to such agreement (the "Operating Partnership Agreement");

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Equity Inns, Inc.
February 15, 2006
Page 3


5. the partnership agreements of the Subsidiary Partnerships (together with the Operating Partnership Agreement, the "Partnership Agreements");

6. the Leases;

7. the Management Agreements;

8. the taxable REIT subsidiary election for the TRS Lessee, which listed ENN Leasing Company, Inc., ENN TRS, Inc., and ENN KS, Inc. as greater than 35%-owned subsidiaries;

9. the taxable REIT subsidiary elections for E. Inns Orlando, Inc. and ENN Services Corporation; and

10. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

          In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2006 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents, the Trust's organizational documents, the organizational documents of its other qualified REIT subsidiaries, the Partnership Agreements, or the organizational documents of the TRS Lessee after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

4. each partner of the Partnerships (a "Partner"), other than the Company, that is a corporation or other entity has a valid legal existence;

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby; and

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Equity Inns, Inc.
February 15, 2006
Page 4


6. no action will be taken by the Company, the Trust, the Company's other qualified REIT subsidiaries, the Partnerships, the Partners, or the TRS Lessee after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

          In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

          Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" and in the Prospectus Supplements under the captions "Additional Federal Income Tax Considerations" (which are incorporated herein by reference), we are of the opinion that:

          (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2002 through December 31, 2005, and the Company's organization and current and proposed method of operation (as represented in the Officer's Certificate) will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2006, and in the future; and

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" and in the Prospectus Supplements under the captions "Additional Federal Income Tax Considerations" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Series C Preferred Stock.

          We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2006 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

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Equity Inns, Inc.
February 15, 2006
Page 5


          The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Federal Income Tax Consequences of Our Status as a REIT" and "Legal Matters" in the Prospectus and "Additional Federal Income Tax Considerations" in the Prospectus Supplements. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                        Very truly yours,


                                        /s/ Hunton & Williams LLP

07796/01655